Exhibit 10.4

Confidential

TERM AGREEMENT

This TERM AGREEMENT (“AGREEMENT”) is made and entered into this 7th day of June, 2006 (the “Effective Date”) by and between CX2 Technologies, Inc. (“CX2”), a Nevada corporation with its principal place of business located at 2240 Woolbright Road, Suite 317, Boynton Beach, FL 33426, and ESP Wireless Technology Group, Inc. (“ESP”), an Illinois corporation with its principal place of business located at 9126 Ogden Avenue, Brookfield, Illinois 60513 with reference to the following facts:

WHEREAS ESP Wireless (“ESP”) is a dealer and distributor of wireless services and products in the greater Chicago metropolitan area

WHEREAS, CX2 Technologies (“CX2”) designs, develops, manufactures or has manufactured, and sells or has sold wireless telecommunications equipment, systems and services for the telemetry, data services, and machine-to-machine communications markets, voice markets, and also designs, develops, and sells, or has sold software for homeland security, public safety markets;

WHEREAS, The parties will enter into a Confidentiality Agreement, with an effective date of May 15, 2006 (“Original Confidentiality Agreement”); and

WHEREAS, the parties desire to confirm their respective commitments regarding the protection of the other’s confidential information;

WHEREAS, the parties agree that this AGREEMENT is a template for a more comprehensive contract to be created within 12 months following the date of this AGREEMENT;

WHEREAS, the parties agree that this AGREEMENT is severable 6 months following the date of this AGREEMENT;

WHEREAS, the parties agree to the terms within this AGREEMENT until termination or such time as the formation of a contract;

NOW THEREFORE, the parties have set forth their mutual understandings (“TERMS”) and intents as follows:

A Strategic Relationship based upon:

1:  CX2 Technologies will provide Wireless Data Services (the CX2 Technologies solution) including but not limited to;

i)    Network Infrastructure (Base Stations and Data Servers)-‘Build Out’

ii)   Remote Radio Devices

iii)  Network Operating Services

iv)   Spectrum access via a 220 MHz wireless network covering the greater Chicago metropolitan area

v)    Network installation and project engineering services

vi)   3rd  Level Technical Support Services

vii)  Commissions to ESP as follows:

a)   A sliding scale commission per subscriber signed to a minimum 1 year CX2 airtime services contract, for Automatic Vehicle Location, using the CX2 FleetTracer product, and/or Point of Sale wireless services (i.e.: credit card authorizations), and/or other wireless services that may be offered by mutual agreement, which scale can be seen in Addendum A.

b)   Commissions to be paid monthly, and shall include all subscribers activated and beyond a designated 30 day trial period.

c)   Commission to be paid as lump sum payment for customers generated by the ESP dealer program.

d)   Commission to be paid as lump sum payment for customers generated by ESP directly and pay the first 3 months airtime in advance;

e)   For ESP “direct” customers not paying 3 months airtime in advance, commission to be paid 90 days after signing assuming the customer account is in good standing.

f)   CX2 will bill the airtime customers.

viii)   Additional incentive: Upon ESP’s loading 1000 subscribers to the CX2 Network as outlined above, CX2 will provide 15,000 shares of the Company’s common stock. Upon ESP’s loading the second 1000 subscribers to the CX2 Network, CX2 will provide an additional 30,000 shares of the Company’s common stock.  Upon ESP’s loading the third 1000 subscribers to the CX2 Network, CX2 will provide and additional 60,000 shares of the Company’s common stock. Upon ESP’s loading the fourth 1000 subscribers to the CX2 Network, CX2 will provide and additional 120,000 shares of the Company’s common stock  Upon ESP’s loading the fifth 1000 subscribers to the CX2 Network, CX2 will provide and additional 240,000 shares of the Company’s common stock

2)   ESP Wireless will provide channel access and support services including but not limited to;

i)   1st level marketing functions and services (sales and original customer contact)

ii)  1st and 2nd Level Technical Support Services

iii) Customer/Market Knowledge

iv)   Vehicle installation services which relationship is described by a separate agreement and ESP shall charge each customer for such services separate and apart from the terms and compensation provided herein.

3)   CX2 and ESP agree to jointly develop a Sales and Marketing Plan and Sales Goals by no later than sixty (60) calendar days after execution of this Term Agreement.

4)   CX2 and ESP will jointly create collaterals and other marketing materials to be used in a marketing campaign targeting Chicagoland “Fleet Management” customers by no later than one hundred and twenty (120) calendar days after execution of this Term Agreement. The costs of such materials and collaterals shall be borne solely by CX2 who shall have final determination of appropriate vendors and/or service providers..

5)   Final contract period will extend for Five (5) years. The contract is renewable based upon mutually agreed upon performance criteria.

6)   CX2 and ESP have the right to conduct mutual due diligence prior to signing of a more comprehensive contract.

7)   Commencing as of the date of this agreement, CX2 shall pay ESP  $5,000.00 per month as a consulting fee for managing the dealer network in addition to any and all other compensation or payments specified or earned hereunder by ESP.

8)   During the term of this agreement, CX2 shall make reasonably available to ESP the CX2 offices and conference room facilities located in Burr Ridge, Illinois, or its replacement facilities, to further the efforts and undertakings of ESP specifically for presentation and training purposes.  ESP must provide minimum 48 hours notice.  CX2 shall make best efforts to accommodate such requests. This article does not preclude CX2 from moving to a different facility of their choice.

9)   During the term of this agreement, ESP shall be the sole and exclusive distributor and sales representative for CX2 products referenced herein for the greater Chicago metropolitan area.  All sales in said exclusive area shall be referred to or otherwise handled by ESP. Six months from the execution date of this agreement, this article may be removed by mutual agreement between the parties without affecting the other terms or warrantees.

Proprietary Rights.  Both parties agree that all Proprietary Rights shall be and will remain the property of current owning party. Neither party shall have a right, title or interest in or to such Proprietary Rights, except as expressly provided under this Agreement.  These rights will survive this agreement.

Indemnification.  Each Party will notify the other of the assertion of any claim that the CX2 products or services violates the trade secret, trademark, copyright, patent, or other proprietary right of any other third party as soon as possible, and shall cooperate with each other in the investigation and resolution of any such claim.  CX2 shall indemnify, release, and hold ESP harmless from any liability for damage, costs or other loss incurred in connection with any such claim, including reasonable attorney’s fees, in the event such claim arises from the conduct or acts of CX2, its employees, agents or affiliates.

Governing Law. This Agreement shall be governed by the laws of the State of Illinois without regard to conflicts of laws principles. The prevailing party in any action or proceeding relating to or arising out of this Agreement shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.

             Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Representations. Both parties warrant the information provided as correct and complete to the best of their knowledge and agree in good faith that any error in or omission of material information could result in termination of this Agreement.

Termination.  Following the initial six months of this agreement, either party may terminate this Agreement upon thirty (30) days’ written notice. All fees due and owing, if any, will be promptly paid notwithstanding the termination of this Agreement.

No Waiver. Any waiver (expressed or implied) by either party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach. No provision of the Agreement will be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving party.

Assignment. No right may be assigned, and no duty may be delegated, by either party under this Agreement except upon the written consent of the other party and any attempted assignment and delegation without such consent shall be void and without effect. Notwithstanding the foregoing, however, either party shall be entitled to assign this Agreement, and all rights and obligations hereunder, to a successor to all or substantially all of its assets, whether by sale, merger or otherwise, provided that either party indicating such assignment shall provide the other party with at least thirty (30) days’ prior written notice and cause such assignee to be bound by this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, heirs, administrators, successors and permitted assigns except as otherwise provided herein.

Independent Contractors. Each party hereto is an independent contractor of the other and neither shall be deemed an employee, agent, and partner or joint venturer of the other. Neither party shall make any commitment, by contract or otherwise, binding upon the other or represent that it has any authority to do so other than as specifically stated herein in connection with the marketing and sales of the CX2 products and services.

Force Majeure. Neither party shall be responsible or liable to the other party for nonperformance or delay in performance of any terms or conditions of this Agreement due to acts of God, acts of governments, wars, riots, strikes or other labor disputes, shortages of labor or materials or other causes beyond the reasonable control of the non-performing or delayed party; provided, however, that non-performance or delay in excess of one hundred eighty (180) days shall constitute cause for termination of this Agreement by either party.

Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

Entire Agreement. This document constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral. This Agreement may be amended only by a written document executed by authorized representatives of both parties.

CX2 Technologies, Inc

 By:  _____________________

 Print Name: _______________

 Title: _____________________

 Date: _____________________

ESP Wireless Technology Group,

By: _____________________

Print Name:  ______________

Title: _____________________

Date: _____________________

 Addendum A.

Compensation Matrix

	1 year contract	1 year contract	1 year contract	2 year contract	2 year contract	2 year contract
ARPU	$9.95	$14.95	$19.95	$9.95	$14.95	$19.95
COMP	NA	NA	$100	NA	$100	$110

	3 year contract	3 year contract	3 year contract
ARPU	$9.95	$14.95	$19.95
COMP	$100	$115	$130